UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2012 (April 13, 2012)

DELCATH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

810 Seventh Avenue, 35th Floor, New York, New York, 10019
(Address of principal executive offices, including zip code)

(212) 489-2100
(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 13, 2012, Delcath Systems, Inc. (the “Company” or “Delcath”) and Mr. Peter J. Graham entered into a new employment agreement (the “Employment Agreement”).  Mr. Graham’s previous employment agreement with Delcath terminated on the effective date of the new Employment Agreement.  Pursuant to the Employment Agreement, Mr. Graham will continue to serve as Delcath’s Executive Vice President, General Counsel and Global Human Resources for a term ending April 13, 2013.  Under the Employment Agreement, Mr. Graham will be (i) paid a base salary of $330,154.00 per annum, subject to annual review, (ii) eligible to receive an annual cash incentive bonus pursuant to Delcath’s Annual Incentive Plan, and (iii) eligible to receive a grant or grants of equity awards pursuant to Delcath’s Long Term Incentive Plan. The Employment Agreement provides for severance benefits for a period of 12 months in the event of termination other than for cause or if Mr. Graham leaves for good reason, subject to Mr. Graham signing a general release in favor of the Company.  Mr. Graham has agreed: to preserve the confidentiality of Delcath’s confidential information and not to disparage Delcath or its affiliates; not to compete with Delcath for a period of 12 months after termination; and to non-solicitation and non-disruption restrictions for a period of 24 months after termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is filed herewith:

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Delcath Systems, Inc. and Peter Graham, dated April 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: April 18, 2012	By:	/s/ Barbra Keck
		Name:	Barbra Keck
		Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Delcath Systems, Inc. and Peter Graham, dated April 13, 2012